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                                                                    EXHIBIT 99.1

                           CONTANGO OIL & GAS COMPANY

                                                                    NEWS RELEASE


         CONTANGO ANNOUNCES 22% REDUCTION IN OUTSTANDING COMMON SHARES

     MARCH 28, 2002 - HOUSTON, TEXAS - Contango Oil & Gas Company (AMEX:MCF) announced today that it has repurchased 2,575,000 shares of its common stock for $6,180,000 from the Southern Ute Indian Tribe Growth Fund. This share repurchase represents a 22% reduction in outstanding common shares. The Southern Ute Indian Tribe Growth Fund originally purchased these securities in a private placement in June and August 2000. In addition, the Company cancelled a warrant to purchase 125,000 of its common stock at $2.00 per share and options to purchase 17,500 shares of its common stock. Consistent with these transactions, Robert J. Zahradnik, Director of Operations of the Southern Ute Indian Tribe Growth Fund and a Company director, has tendered his resignation as a director to the Company's Board of Directors.

     Mr. Zahradnik said, "Our investment in Contango has been very successful. We invested approximately $11 million in Contango's common stock and its exploration program, and in a little over a year and a half, these investments have returned over $20 million to the Southern Ute Indian Tribe. We are extremely pleased with the results in our investment in Contango. We wish Contango continued success."

     Kenneth R. Peak, Chairman and Chief Executive Officer, said, "Our Company's success would not have been possible without the start-up equity investment from the Southern Ute Indian Tribe. The Southern Utes have been a great shareholder and partner, and we have benefited greatly from Bob Zahradnik's counsel and experience. We wish Bob and the Tribe continued success."

     Contango is a Houston-based, independent natural gas and oil company. The Company explores and acquires natural gas and oil properties primarily onshore in the Gulf Coast, offshore Gulf of Mexico and the Rocky Mountains. Additional information can be found on our web page at www.contango-oandg.com.

     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the company's current views with respect to future events that involve risks and uncertainties including uncertainties related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in the company's publicly available SEC reports. In light of these risks and uncertainties, the forward-looking events described in this release might not occur.

Contango Oil & Gas Company              For information, contact:
3700 Buffalo Speedway, Suite 960        Kenneth R. Peak
Houston, Texas 77098                    (713) 960-1901
www.contango-oandg.com